Exhibit 10.3

Suite 1600, 777 Dunsmuir Street
P.O. Box 10425, Pacific Centre
Vancouver, BC V7Y 1K4
telephone: 604.689.7371 facsimile: 604.688.0094

February 27, 2004

Mr. Arthur R. Leger
2338 Sunrise Drive
Reno, Nevada 89509
(775) 827-6312
ArthurLeger57@hotmail.com

RE:	Letter Agreement between Luna Gold Corp. and Arthur R. Leger for the Lease of the LS and NBM Properties, Lander Co., Nevada

Dear Art,

Further to our Letter dated January 27, 2004, granting Luna Gold Corp. ("Luna") a 30 day exclusive option on your LS Gold ("LS") and North Battle Mountain ("NBM") properties, more specifically described in Attachment 1 hereto (the "Properties"), Luna hereby notifies you that it is exercising its right under the exclusive option to enter into a binding Letter Agreement, ("LA") to lease the Properties. This binding LA sets out the terms and conditions which would form the basis of separate lease agreements for the LS and NBM properties, made between Luna (the "Optionee") and Mr. Arthur R. Leger (the "Optionor"). These lease agreements (the "Leases") will be prepared incorporating the terms of this LA, as well as such other terms as we may agree to, including standard terms which normally form part of more in depth exploration and mining agreements.

1.

The Optionor will grant the Optionee the right to acquire a 100% undivided interest in the Properties (the "Option"), subject to a retained 3% net smelter production royalty (the "Royalty") reserved to the Optionor.

2.

The Option is exercisable over a fifteen (15) year period and, in order to maintain the Option in good standing, the Optionee will make to the Optionor the following cash payments and carry out the following work commitments:

	(a)	For the LS Gold Property, the following schedule of cash payments and work commitments would apply:

Due Date	Cash Payment	Work Commitment
On execution of LA	$5,000 (PAID)	-
By Yr. 1 Anniv.	$15,000	$10,000
By Yr. 2 Anniv.	$25,000	$50,000
By Yr. 3 Anniv.	$50,000	$100,000
By Yr. 4 Anniv.	$155,000	$100,000
By Yr. 5 Anniv.	$250,000	$250,000
By Yr. 6 Anniv.	$250,000	$250,000
By Yr. 7 Anniv.	$250,000	$240,000
Each of Yrs. 8 to 15	$50,000	$50,000
TOTAL	$1,400,000	$1,400,000

(b)	For the North Battle Mountain Property, the following schedule of cash payments and work commitments would apply:

Due Date	Cash Payment	Work Commitment
On execution of LOI	$5,000	-
By Yr. 1 Anniv.	$15,000	$10,000
By Yr. 2 Anniv.	$20,000	$25,000
By Yr. 3 Anniv.	$50,000	$50,000
By Yr. 4 Anniv.	$160,000	$100,000
By Yr. 5 Anniv.	$250,000	$250,000
By Yr. 6 Anniv.	$250,000	$250,000
By Yr. 7 Anniv.	$250,000	$315,000
Each of Yrs. 8 to 15	$50,000	$50,000
TOTAL	$1,400,000	$1,400,000

(c)	All cash payments are considered as Advance Royalty Payments ("AMR") and would be credited against the Royalty on each property separately.

(d)

For the LS Gold Property only, a separate NSR production royalty of 1% would apply to new claims located on open ground by either party within the Area of Mutual Interest, as depicted on Attachment 2 hereto, with such new claims to be included in the LS Gold Property Lease.

(e)

The initial work commitment, to be completed by the year one anniversary date, is an obligation to Luna; however subsequent cash payments and work commitments are at the option of Luna and must only be met in a timely manner so as to maintain the Letter Agreement or Lease in good standing. Any excess expenditures during a given year can be applied to the following or subsequent year's obligations.

3.

Luna would record the current claims - 80 for the LS Property and 34 for the North Battle Mountain Property - and make the appropriate payments to the BLM and Lander County within the first 30 days following execution of this LA.

4.	Luna would file annual assessment fees with both the BLM and Lander County as long as the Option on the Property(s) was in effect, subject to Clause 8 below.

5.

Luna would report all factual data gathered from the Properties to Mr. Leger on each anniversary date above. Luna also agrees to utilize Mr. Leger's geologic knowledge of the properties on a consulting basis as Luna feels appropriate; such consulting work by Mr. Leger to be at the rate of $200/day US, plus all normal field expenses.

6.	Luna would abide by all state and federal permitting requirements and complete any required reclamation obligations as appropriate.

7.	Luna would have the right to assign the Letter Agreement or the Lease, as the case may be, to a third party, as well as have the right to enter into any Joint Venture arrangement with a third party.

8.

Luna could terminate this Letter Agreement or the Lease at any time, subject to meeting all prior commitments. If termination occurred within 60 days of the due date for payment of any annual assessment obligation, Luna would make such payment.

9.	Both Parties agree to execute all documents and do all acts as may be necessary within their respective powers to carry out and give full force to the true intent and purpose of this LA.

10.	This Letter may be executed in one or more counterparts and by fax, each of which will be deemed to be an original, and all of which taken together will constitute one and the same instrument.

11.	Both Parties confirm that the purpose of this Letter is to create a legally binding obligation between each other.

12.

The Optionor represents and warrants to the Optionee that, to the Optionor's knowledge, the claims comprising the Properties are in good standing (although in need of filing) and are free and clear of all liens, charges and encumbrances and that the Optionor has full power and authority to grant the Option.

13.	This Letter Agreement will be governed and construed in accordance with the laws of Nevada.

14.

Any notice, direction or other instrument given under this Letter Agreement will be in writing and given by delivery of same or by mailing the same by prepaid registered or certified mail or by sending the same by fax or other similar form of communication and in each case addressed to the intended recipient at the following address:

Optionee:

Luna Gold Corp.
33174 Bergen Mountain
Evergreen, Colorado 80439
Fax: 303 679-0938
E-mail: cwhering@attglobal.net
Attention: Carl Hering, Director

Optionor:

Mr. Arthur R. Leger
2338 Sunrise Drive
Reno, Nevada 89509
(775) 827-6312
ArthurLeger57@hotmail.com

15.	All dollar amounts referred to herein are U.S. dollars.

If the above terms and conditions are acceptable to you please indicate your agreement by executing this Letter Agreement in the space provided below and returning one duly executed copy to us for our records.

Luna gold Corp.

/s/ Carl Hering, Director

AGREED and ACCEPTED this 4th day of March, 2004

BY:
/s/ Arthur R. Leger